EXHIBIT 99.1

RUSH ENTERPRISES NAMES NEW CHIEF EXECUTIVE OFFICER

SAN ANTONIO—Feb. 28, 2006—Rush Enterprises, Inc. (NASDAQ®: RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced the promotion of W.M. “Rusty” Rush to the position of President and Chief Executive Officer. Mr. Rush will succeed his father, W. Marvin Rush, who will remain with the Company as Chairman.

W.M. “Rusty” Rush, 47, began working at Rush Enterprises in 1974, and has served as President and Chief Operating Officer since 2001.  He was elected to the company’s Board of Directors in 1996.

“Rusty has been involved in the operation of our Rush Truck Centers for over 30 years,” explained Chairman W. Marvin Rush. “Rusty’s knowledge of our products, services, customers, markets and industry are unequaled within the organization.  He knows what it takes to operate truck dealerships successfully in a highly cyclical business and there is no question that he is ready to take over the responsibilities of the Chief Executive Officer.”

W. Marvin Rush continued “Rusty has the passion for the business and the leadership qualities the Board and I believe are necessary for our Company’s continued success.  It makes me very proud that the promotion of Rusty to the position of Chief Executive Officer was an easy decision for the Board to make at this time.”

“I am honored to assume the position of Chief Executive Officer and am excited about the opportunities ahead for Rush Enterprises,” said W.M. “Rusty” Rush. “In addition, I am thankful for the vote of confidence from our Board of Directors.  I look forward to leading our team and, with the hard work of our dedicated employees, continuing the strong growth that our company has seen under my father’s leadership.”

W. Marvin Rush, who founded the Company in 1965, will continue as Chairman of the Company and will be actively involved in key strategic initiatives including acquisitions and plans for expansion and renovation of the Company’s dealership network. W.M. “Rusty” Rush will continue to report directly to W. Marvin Rush.

About Rush Enterprises

Rush Enterprises operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas.  Its operations include a network of over 40 locations in Alabama, Arizona, California, Colorado, Florida, Oklahoma, New Mexico, Tennessee and Texas.  The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians.  For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning the continued growth of the Company are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.